Exhibit 10.2

TRANSITION AWARD AGREEMENT

To:	Victor L. Richey Jr. (“you”)

From:	Human Resources and Compensation Committee of the Board of Directors (the “Committee”)

Subject:	ESCO Technologies Inc. (the “Company”) 2018 Omnibus Incentive Plan (“Plan”) – Transition Award (“Award”)

1.       Award. Effective on the first trading day of 2023 (the “Award Date”), the Committee has approved the award to you of 17,241 Restricted Share Units (the “RSUs”) pursuant to the Plan, representing the right to receive 17,241 shares of common stock of the Company (“Company Stock”) upon satisfaction of all of the terms and conditions set forth in this Transition Award Agreement (“Agreement”) and in the Plan, a copy of which has been delivered to you and is available from the Company’s Human Resources Department upon request.

2.       Payout Terms.

(a)       The Award and any receipt of Company Stock is subject to your compliance with this Agreement and the Plan (including the provisions of Section 11 of the Plan). If you are continuously employed by the Company or a subsidiary, limited liability company, or other entity directly or indirectly wholly owned by the Company (“Company Owned Entity”) from the Award Date through the close of business on the Vesting Date as defined in Section 2(b), each RSU will be converted into the right to receive one share of Company Stock, and such shares of Company Stock will be issued to you or your brokerage account as of the first trading day of 2024.

(b)       The “Vesting Date” is December 31, 2023; subject to Section 2(d). The “Vesting Period” begins on the Award Date and ends December 31, 2023.

(c)       Notwithstanding paragraph 2(a), if there is a Change of Control, as defined in Section 3(b), before the shares of Company Stock have been issued to you under this Award then:

(i)       On the effective date of the Change of Control (the “CoC Effective Date”), the Award will be converted into the right to receive cash in an amount equal to the number of unconverted RSUs multiplied by the average of the daily closing price of the Company’s common stock on the New York Stock Exchange over the last ten trading days preceding the CoC Effective Date, and such cash will be paid to you within 30 days after the CoC Effective Date.

(ii)       In the event of a Change of Control this subsection 2(c) shall control all distributions of shares and compensation under this Award. However, in such event, the following additional terms will apply to the Award:

(A)	Notwithstanding the foregoing provisions of this Section 2(c), in the event a certified public accounting firm designated by the Committee (the “Accounting Firm”) determines that any payment (whether paid or payable pursuant to the terms of this Award or otherwise and each such payment hereinafter defined as a “Payment” and all Payments in the aggregate hereinafter defined as the “Aggregate Payment”), would subject you to tax under Section 4999 of the Internal Revenue Code of 1986 (“Code”) then such Accounting Firm shall determine whether some amount of payments would meet the definition of a “Reduced Amount”. If the Accounting Firm determines that there is a Reduced Amount, payments shall be reduced so that the Aggregate Payments shall equal such Reduced Amount. For purposes of this clause 2(c)(I), the “Reduced Amount” shall be the largest Aggregate Payment which (A) is less than the sum of all Payments and (B) results in aggregate Net After Tax Receipts which are equal to or greater than the Net After Tax Receipts which would result if Payments were made without regard to this clause 2(c)(I). “Net After Tax Receipt” means the Present Value (defined under Section 280G(d)(4) of the Code) of a Payment net of all taxes imposed on you under Section 1 and 4999 of the Code by applying the highest marginal rate under Section 1 of the Code.

(B)	As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination of the Accounting Firm hereunder, it is possible that Payments will be made by the Company which should not have been made (the “Overpayments”) or that additional Payments which the Company has not made could have been made (the “Underpayments”), in each case consistent with the calculations of the Accounting Firm. In the event that the Accounting Firm, based either upon (A) the assertion of a deficiency by the Internal Revenue Service against the Company or you which the Accounting Firm believes has a high probability of success or (B) controlling precedent or other substantial authority, determines that an Overpayment has been made, any such Overpayment shall be treated for all purposes as a loan to you which you shall repay to the Company together with interest at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code; provided, however, that no amount shall be payable by you to the Company if and to the extent such payment would not reduce the amount which is subject to taxation under Section 1 and Section 4999 of the Code or if the period of limitations for assessment of tax has expired. In the event that the Accounting Firm, based upon controlling precedent or other substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to you together with interest at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code.

(d)       Notwithstanding any other provision of this Section 2:

(i)       If your death occurs during the Vesting Period, then the Committee, in its absolute discretion, may make such full, pro-rata, or no distribution of Company Stock in satisfaction of this Award as it may determine, to your surviving spouse, heirs or estate as it may determine, all in its sole and complete discretion.

(ii)       If on or before the Vesting Date your employment terminates on account of your retirement with the approval of the Committee, then the Award shall become fully vested as of the retirement date and will be converted and paid following the Vesting Date as provided in Section 2(a).

(e)       It is intended that all payments and benefits under this Agreement be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and this Agreement shall be construed to the greatest extent possible as consistent with those provisions.  If not so exempt, this Agreement shall, to the extent permissible, be construed in a manner that complies with Section 409A and incorporates by reference all required definitions and payment terms. Notwithstanding the foregoing, the Company makes no representation that this Agreement is exempt from Section 409A and shall have no liability to you for any failure to comply with Section 409A.  You will be fully responsible for any and all taxes or other amounts imposed by Section 409A.

3.       Definitions. For purposes of this Award, the following terms have the following meanings:

(a)       “Cause” means, solely for the purposes of this Award, your violation of the covenants defined in Section 5.

(b)       “Change of Control” means:

(i)       The purchase or other acquisition by any person, entity or group of persons (herein “Acquiror”), within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding, for this purpose, the Company or its Subsidiaries or any employee benefit plan of the Company or its Subsidiaries), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either the then-outstanding shares of common stock of the Company or the combined voting power of the Company’s then-outstanding voting securities entitled to vote at any general or special meeting of shareholders; or

(ii)       A change in composition of the Board of Directors of the Company (the “Board” and, as of the date hereof, the “Incumbent Board”) resulting in individuals who constitute the Incumbent Board ceasing for any reason to constitute at least a majority of the Board, provided that any person who becomes a director subsequent to the date hereof whose election or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be, for purposes of this section, considered as though such person were a member of the Incumbent Board; or

(iii)       Approval by the stockholders of the Company of (A) a reorganization, merger or consolidation, in each case with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of, respectively, the common stock and the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated corporation’s then-outstanding voting securities, or (B) a liquidation or dissolution of the Company or of the sale of all or substantially all of the assets of the Company. The surviving entity of such reorganization, merger or consolidation, or the entity which receives through liquidation or dissolution all or substantially all of the assets of the Company is referred to herein as “Successor Entity.”

Notwithstanding the foregoing, an isolated sale, spin-off, joint venture or other business combination by the Company, which involves one or more divisions of the Company or a Company Owned Entity and is approved by a majority vote of the Incumbent Board, shall not be deemed to be a Change of Control.

4.       Valuation. Company Stock issued pursuant to this Award shall be valued for tax purposes at the closing price of the Company’s common stock on the New York Stock Exchange on the Vesting Date, or if the Company Stock is not traded on such Exchange on the Vesting Date, then on the last day prior to the Vesting Date on which the Company Stock is traded on such Exchange.

5.       Dividends. Contingent upon shareholder approval of the Amended 2018 Omnibus Incentive Plan in February 2023, quarterly dividend equivalents will be accrued on the Award commencing with the first regularly scheduled quarterly dividend payment after the Award Date. The accrued dividends on the Award, if any, will be distributed in cash at the time the Award is distributed.

6.       Covenants.

(a)       You agree that during the period beginning on the Award Date and ending two (2) years after the date on which you receive the final distribution of Company Stock (or payment of cash, in the event of a Change of Control) to which you are or become entitled under Section 2 of this Award, you will not do any of the following:

(i)       As an individual or as a partner, employee, agent, advisor, consultant or in any other capacity of or to any person, firm, corporation or other entity, directly or indirectly carry on any business or become involved in any business activity, which is (A) competitive with the business of the Company or any Company Owned Entity, as presently conducted and as said business may evolve in the ordinary course, and (B) a business or business activity in which you were engaged in the course of your employment with the Company; but notwithstanding the foregoing, nothing herein shall prevent you from being a 2% or less shareholder of a publicly traded corporation;

(ii)        As an individual or as a partner, employee, agent, advisor, consultant or in any other capacity of or to any person, firm, corporation or other entity, directly or indirectly recruit, solicit or hire, or assist anyone else in recruiting, soliciting or hiring, any employee of the Company or any Company Owned Entity;

(iii) Induce or attempt to induce, or assist anyone else to induce or attempt to induce, any customer of the Company or any Company Owned Entity, to discontinue its business with the Company or Company Owned Entity;

(iv) Engage in the unauthorized use or disclosure of confidential information or trade secrets of the Company or any Company Owned Entity resulting in harm to the Company or any Company Owned Entity.

(b)       In the event of a breach or threatened breach of the covenants described in paragraph 6(a), the Company shall be entitled, in addition to any other legal or equitable remedies it may have:

(i)       To temporary, preliminary and permanent injunctive relief restraining such breach or threatened breach. You hereby expressly acknowledge that the harm which might result as a result of any noncompliance by you would be largely irreparable, and you agree that if there is a question as to the enforceability of any of the provisions of this Award, you will abide by the Award until after the question has been resolved by a final judgment of a court of competent jurisdiction;

(ii)        To cancel this Award; and/or

(iii) To recover from you (1) any shares of stock transferred to you under this Award during any period(s) (A) that you were in breach of any of the above described covenants or (B) in the case of intentional misconduct resulting in a financial restatement during the periods that required statement, but in either case not to exceed three years, and (2) the proceeds from any sales of such shares received under this Award during the above time periods to the extent such shares transferred to you under this Award have been sold or retained by the Company to pay your taxes. The Committee shall have sole discretion in determining the amount that shall be recovered from you under this subparagraph 6(b)(iii).

7.       Choice of Law; Venue. This Award shall be construed and administered in accordance with the laws of the State of Missouri without regard to the principles of conflicts of law which might otherwise apply. In light of the fact that the Company is headquartered in St. Louis, Missouri, the Plan was established and is administered in the State of Missouri and the majority of the Committee’s meetings are held in the State of Missouri, any litigation concerning any aspect of this Award shall be conducted exclusively in the State or Federal Courts in the State of Missouri.

8.       Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. If any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, (a) the parties agree that such provision(s) will be enforced to the maximum extent permissible under the applicable law, and (b) any invalidity, illegality or unenforceability of a particular provision will not affect any other provision of this Agreement.

9.       Amendment. This Award may be amended by written consent between the Company and you, or by the Company to the extent it does not lessen or restrict your rights hereunder.

10.       Understanding of Agreement. You acknowledge that you have had a reasonable period of time to study, understand, and consider this Agreement, that you have the right to consult with counsel of your choice prior to signing the Agreement, that you have read the Agreement and understand all of its terms, that you are entering into the Agreement knowingly and voluntarily, that in so doing you are not relying upon any statements or representations of the Company or its agents other than as expressly provided in this Agreement, and that the Agreement is fair and reasonable.

This Agreement will become effective as of the Award Date subject to your execution below.

ESCO TECHNOLOGIES INC.		AGREED TO AND ACCEPTED:

By:	s/James M. Stolze	s/Victor L. Richey Jr.
	James M. Stolze	Victor L. Richey Jr.

Date Signed: 21 Dec 2022		Date Signed: 20 Dec 2022